State of Delaware
Secretary of State
Division of Corporations
Delivered 09:41 AM 10/12/2022
FILED 09:41 AM 10/12/2022
SR 20223750936 - File Number 4734754

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GLADSTONE ACQUISITION CORPORATION

Gladstone Acquisition Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the following resolution was duly adopted by unanimous written consent of the Board of Directors of the Corporation on October 12, 2022, proposing the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Board declares that it is appropriate to amend the Certificate of Incorporation of the Corporation to change the Corporation’s name to “Global System Dynamics, Inc.”

FURTHER RESOLVED, that the Board hereby approves the preparation and filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) to effect the name change of the Corporation.

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to execute, deliver and file the Certificate of Amendment with the Secretary of State of Delaware and to pay any fees related to such filing.

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to amend the Corporation’s Bylaws to reflect the name change of the Corporation.

SECOND: That the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing the FIRST Article thereof so that, as amended, said Article shall read as follows:

“1. The name of the Corporation is “Global System Dynamics, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware January 14, 2021 (the “Certificate”).”

THIRD: The aforesaid amendment to the Certificate of Incorporation will take effect on the 7th day of October, 2022.

FOURTH: The aforesaid amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 12th day of October, 2022.

Gladstone Acquisition Corporation

By: /s/ Richard Iler
Name: Richard Iler
Title: Chief Financial Officer